EXHIBIT 23.2






                          INDEPENDENT AUDITORS' CONSENT



 Aeroflex Incorporated

     We consent to the incorporation by reference in this Registration Statement of Aeroflex Incorporated (formerly ARX, Inc.) on Form S-3 of our report dated August 12, 1994 on the consolidated statements of operations, stockholders' equity and cash flows and financial statement schedule for the year ended June 30, 1994, appearing in the Annual Report on Form 10-K of Aeroflex Incorporated for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

 /s/ Deloitte & Touche LLP

 DELOITTE & TOUCHE LLP

 Jericho, New York
 February 11, 1997